UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
________________

Date of report (Date of earliest event reported):  June 4, 2012

NTN BUZZTIME, INC.
 (Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Road, Suite 200 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant’s telephone number, including area code)
________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2012, we announced that Mr. Michael Bush resigned from his position as our chief executive officer effective June 4, 2012. In connection with his resignation, we entered into a separation agreement with Mr. Bush pursuant to which, in exchange for a release of claims against our company, Mr. Bush will receive six months’ salary of approximately $187,500 in the aggregate, less applicable tax withholdings, which will be payable in substantially equal installments on a bi-weekly basis over the six-month period. Mr. Bush will continue to serve on our board of directors for the remainder of his term, which ends on June 8, 2012, the date of our annual meeting of stockholders. Mr. Bush is one of our director nominees for such annual meeting of stockholders, but has tendered a resignation from our board of directors effective immediately following such annual meeting.

The foregoing description of Mr. Bush’s separation agreement is qualified in its entirety by reference to the full text of the separation agreement, a copy of which will be filed with our periodic report for the applicable period.

In connection with Mr. Bush’s resignation as chief executive officer, on June 5, 2012 our board of directors established an Interim Committee of the President to oversee the day-to-day running of our operations.  Our board of directors appointed to the Interim Committee the following individuals: Jeff Berg, the current chairman of our board of directors; Kendra Berger, our chief financial officer; and Vladimir Khuchua-Edelman, our chief content officer.  Our board may appoint one or more additional executive officers to the Interim Committee in the future.

Our board of directors is currently evaluating qualified candidates to serve as our next chief executive officer.

Jeff Berg, age 52, has served on our Board of Directors since August 2008 and as Chairman of our Board of Directors since November 2008.  Mr. Berg is a private investor currently serving as the managing member of the General Partner of Matador Capital Partners, LP, an investment partnership that he founded in 2007.  Since 2001, he has been Chairman of the Board of Directors and a lead investor in Surfline/Wavetrak Inc., a digital media business.  He was also the lead director of Swell Commerce, Inc., a direct marketer of surf apparel and accessories, a company that he co-founded in 1999, until it was sold in December 2009 to Billabong International.  From July 2000 to April 2001, Mr. Berg served as Interim Chief Executive Officer of Swell.  He was also founder and sole stockholder of Airborne Media LLC, a specialty media company that he founded in 2006, which operates web sites and publishes magazines and other niche-market print products, and sold the majority of its assets in 2009.  Between 1995 and 2000, Mr. Berg was Chairman of the Board of Directors of AccentHealth, a provider of segmented, patient education-oriented TV programming to medical waiting rooms.  From 1994 to 2006, he served as the Chief Investment Officer of Matador Capital Management, and prior to that time, he worked for nine years at Raymond James Financial as a securities analyst.  Mr. Berg holds a B.S. in Business Administration from the University of Florida.

Kendra Berger, age 45, was appointed our Chief Financial Officer and Secretary in August 2006. Ms. Berger served on our Board of Directors and as Chairperson of our Audit Committee from July 2005 until August 2006.  From May 2005 until August 2006, Ms. Berger was the Executive Director of Finance and Controller of Nventa Biopharmaceuticals Corporation.  Prior to that, from April 2001 until May 2005, she was the Vice President, Finance and Controller of Discovery Partners International, Inc.  Both Nventa Biopharmaceuticals and Discovery Partners International were publicly traded biopharmaceutical companies.  Prior to joining Discovery Partners International in 2001, Ms. Berger was the Chief Financial Officer of our company.  She is a licensed CPA and a graduate of Ohio University.

Vladimir Khuchua-Edelman, age 38, was appointed our as Chief Content Officer in February 2011 with more than 16 years of experience in digital content & marketing. Prior to becoming our Chief Content Officer, Mr. Edelman was Chief Marketing Officer from October 2009 to January 2011 at envIO Networks, a start-up focused on real-time behavioral targeting using social content-consumption data.  From February 2006 to March 2008, Mr. Edelman held the position of Chief Executive Officer of Ansible, Interpublic Group's mobile marketing agency, a company he founded, and from September 2005 to September 2006, he was Chief Executive Officer of technology platforms provider Soapbox. Prior to Soapbox, Mr. Edelman was Vice President and General Manager for Mobile Worldwide at ESPN and Executive Producer and General Manager at CBS.com. Mr. Edelman holds an M.S. in Financial Journalism from Boston University.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits

10.1	Confidential Separation Agreement and General Release of all Claims, dated June 4, 2012, by and between NTN Buzztime, Inc. and Michael Bush#

99.1	Press Release dated June 5, 2012

#	Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: June 5, 2012	By:	/s/ Kendra Berger
Kendra Berger
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
10.1	Confidential Separation Agreement and General Release of all Claims, dated June 4, 2012, by and between NTN Buzztime, Inc. and Michael Bush#
99.1	Press Release dated June 5, 2012

#	Indicates management contract or compensatory plan